Exhibit 99.1

News Release

Media Contact:

Doug Holt

312-557-1571

Doug_Holt@ntrs.com

http://www.northerntrust.com

FOR IMMEDIATE RELEASE

Northern Trust Elects Jose Luis Prado to Board

CHICAGO, October 16, 2012 - Northern Trust (Nasdaq: NTRS) announced today that Jose Luis Prado, president of Quaker Oats North America, has been elected to its board of directors, effective Oct. 16, 2012.

“We are delighted to welcome Jose Luis Prado to our board,” Northern Trust Chairman and Chief Executive Officer Frederick H. Waddell said. “He is an outstanding business leader with more than 30 years of leadership experience building multi-country enterprises. We look forward to his contributions as Northern Trust continues to grow and deliver innovative financial services to clients worldwide.”

Prado has served as president of Quaker Oats North America, a division of PepsiCo with $2.5 billion in revenues, since 2011, and held leadership roles at the company since 1984. His previous roles within PepsiCo include serving as president and chief executive officer of Grupo Gamesa-Quaker in Monterrey, Mexico, from 2002 to 2010; regional vice president of the Frito Lay International Andean Region from 2000 to 2002; president of PepsiCo Snacks in Argentina from 1997 to 2000; and president of Frito Lay Snacks Caribbean, from 1994 to 1997. His early career included assignments in Sales, Finance, IT and Engineering.

Prado serves on the boards of GENYOUth, a national non-profit organization dedicated to inspiring and motivating children to eat healthy and be active; the Chicago Council on Global Affairs; and the Hispanic Association on Corporate Responsibility. Within PepsiCo, he is an Executive Sponsor of an employee resource group helping to promote diversity.

Northern Trust Elects Jose Luis Prado to Board of Directors / Page 2

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, banking solutions and fiduciary services for corporations, institutions and affluent individuals worldwide. Northern Trust, a financial holding company based in Chicago, has offices in 18 U.S. states and 16 international locations in North America, Europe, the Middle East and the Asia-Pacific region. As of June 30, 2012, Northern Trust had assets under custody of US$4.6 trillion, and assets under investment management of US$704.3 billion. For more than 120 years, Northern Trust has earned distinction as an industry leader in combining exceptional service and expertise with innovative products and technology. For more information, visit www.northerntrust.com or follow us on Twitter @NorthernTrust.

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